Exhibit 99.1

               Temecula Valley Bancorp Appoints Jerry Van Dyke as
            Executive Vice President, North San Diego County Manager

    TEMECULA, Calif.--(BUSINESS WIRE)--June 24, 2003--Temecula Valley Bancorp (OTCBB:TMCV) announced that Jerry Van Dyke has joined the bank as executive vice president, North San Diego County regional manager.
    With more than 30 years of commercial banking experience, Van Dyke emphasizes a personalized banking philosophy with his customers. He specializes in providing banking services to fit the needs of his customers as well as ensuring flexibility as a lender. Van Dyke will be responsible for the lending and management of the Escondido office.
    "Jerry is an outstanding addition to our management team who is committed to ensuring that we continue to provide our customers with excellent customer service," said Stephen H. Wacknitz, chairman of the board and president.
    Prior to joining Temecula Valley Bank, Van Dyke served as a senior vice president, regional manager for Rancho Santa Fe National Bank for 12 years and eight years in the same capacity at First National Bank of San Diego. Van Dyke currently serves on the Palomar Family Y.M.C.A. Board and is a member of the Escondido Rotary Club.
    Temecula Valley Bank was established in 1996 and operates full service offices in Temecula, Murrieta, Fallbrook, Escondido and El Cajon, Calif. Temecula Valley Bancorp was established in June 2002 and operates as a one-bank holding company for Temecula Valley Bank. As a Preferred Lender (PLP) since 1998, the locally owned and operated bank also has SBA loan production offices in Sherman Oaks, Calif.; Fresno, Calif.; Chico, Calif.; Santa Ana, Calif.; Bellevue, Wash.; Raleigh, N.C.; Greenville, S.C.; Knoxville, Tenn.; Tampa/St. Petersburg, Fla.; Coral Springs, Fla.; Jacksonville, Fla.; Atlanta; and Bethesda, Md. The Bancorp's common stock is traded over the counter with the stock symbol TMCV.OB and the bank's Internet Web site can be reached at www.temvalbank.com.

    CONTACT: Temecula Valley Bank
             Stephen H. Wacknitz, 909/694-9940